Exhibit 99.1

FOR IMMEDIATE RELEASE

February 16, 2024

PCS Edventures! Reports Unaudited Results

For the Third Quarter of Fiscal Year 2024

Boise, Idaho, February 16, 2024 — PCS Edventures!, Inc. (PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) education programs, today announced unaudited results of operations for its third quarter of Fiscal Year 2024, which ended on December 31, 2023.

Revenue was $0.46 million compared to $1.85 million in revenue for the same period last year. Net income was ($0.41 million) compared to $0.57 million in net income for the same period last year. The Company ended the quarter with $2.01 million in cash.

Mike Bledsoe, President, commented, “Our business is seasonal and the quarter ending December 31st is our slowest quarter of the year. Last year, we fulfilled and invoiced a portion of our Air Force order which significantly bolstered our results. Without that business, last year’s quarter would have looked very much like this year’s quarter. Our long-time customer who provides summer school programs in the state of Missouri placed their order with us this year totaling $1.31 million compared to last year’s order total of $0.47 million. We believe this growth is indicative of a robust market environment for us in calendar year 2024, and we are poised to take advantage of that environment.”

Todd Hackett, CEO, stated, “Although our results for the quarter ended December 31, 2023, were significantly below those for the quarter ended December 31, 2022, one quarter does not make a trend. For the nine months ending December 31, 2023, we generated $6.83 million in revenue as compared to $4.48 million in revenue for the nine months ended December 31, 2022. We expect fiscal year 2024, ending on March 31, 2024, to be our best year ever and look forward to another highly successful year in fiscal year 2025.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (OTCPK: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (STEM). https://edventures.com/.

Forward-Looking Statements.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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